Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES PUBLIC OFFERING OF 2,000,000 COMMON UNITS

NEW YORK, AUGUST 15, 2008 – K-Sea Transportation Partners L.P. (NYSE: KSP) today announced that it has priced a public offering of 2,000,000 common units representing limited partner interests.  The underwriters have been granted an option to purchase up to an additional 300,000 common units.  The net proceeds of the offering, after deducting underwriting discounts and commissions, will be used to repay indebtedness and make construction progress payments in connection with K-Sea’s vessel newbuilding program.

Lehman Brothers Inc. is serving as sole book-running manager and RBC Capital Markets is serving as co-lead manager for the offering. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, fax: (631) 254-7140, email: qiana.smith@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.

This press release includes forward-looking statements, which include any statements that are not historical facts.  Forward-looking statements involve numerous risks and uncertainties.  If one or more of these risks or uncertainties materialize, actual outcomes may vary materially from those forecasted or expected.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States. K-Sea provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP. For additional information about K-Sea Transportation Partners, please visit K-Sea’s website, including the Investor Relations section, at www.k-sea.com.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732-565-3818